Exhibit 5.1

May 5, 2008

Board of Directors

Colfax Corporation

8730 Stony Point Parkway, Suite 150

Richmond, CA 23235

Ladies and Gentlemen:

We are acting as counsel to Colfax Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed public offering of up to 21,562,500 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), which consists of (i) an offering of shares of Common Stock that may be issued and sold by the Company (the “Initial Primary Shares”), (ii) an offering up to an additional 2,812,500 shares of Common Stock that may be issued and sold upon the exercise of an over-allotment option granted by the Company to the underwriters (the “Over-Allotment Shares,” and together with the Initial Primary Shares, the “Primary Shares”) and (iii) an offering of shares of Common Stock (the “Secondary Shares” and together with the Primary Shares, the “Shares”)) which are to be sold by certain selling stockholders named in the Registration Statement (the “Selling Stockholders”). None of the Secondary Shares are outstanding. The Secondary Shares are issuable upon the automatic conversion of 174,784.828 shares of the Company’s Series A Convertible Preferred Stock, $0.001 par value per share (the “Preferred Shares”), all of which are held by the Selling Stockholders. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Charter”), the number of shares of Common Stock that will be issued upon the conversion of the Preferred Shares, which will occur automatically immediately prior to the closing of the offering to which the Registration Statement relates, will be equal to $174,784,828 (the original issue price of the Preferred Shares) divided by the initial public offering price per share of the Common Stock, rounded to the nearest whole share. The number of Initial Primary Shares to be offered by the Company will be equal to 18,750,000 less the number of Secondary Shares. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.

We believe the documents provide an appropriate basis on which to render opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.	Following (i) action by the Board of Directors authorizing the specific number of Primary Shares to be issued and establishing the issue price of the Shares (the “Board Action”), (ii) execution and delivery by the Company of the Purchase Agreement, (iii) effectiveness of the Registration Statement, (iv) issuance of the Primary Shares pursuant to the terms of the Purchase Agreement and the Board Action, and (v) receipt by the Company of the consideration for the Primary Shares specified in the Board Action, the Primary Shares will be validly issued, fully paid, and nonassessable.

2.	Upon conversion of the Preferred Shares in accordance with the terms of the Restated Charter, the Secondary Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.